Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-121090, No. 333-71042, No. 333-48356 and No. 333-49671 and Form S-3 No. 333-123806), as amended, and in the related Prospectus of Methode Electronics, Inc. of our report dated July 12, 2005 with respect to the consolidated financial statements and schedule of Methode Electronics, Inc., Methode Electronics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Methode Electronics, Inc., included in this Annual Report (Form 10-K) for the year ended April 30, 2005.

/s/ Ernst & Young LLP

Chicago, Illinois
July 12, 2005